Exhibit 99.1

News Release For more information, please contact: Investors: Dexter Congbalay 224-306-1535 dexter.congbalay@lambweston.com Media: Erin Gardiner 208-202-7257 communication@lambweston.com

Lamb Weston Reports Second Quarter Fiscal 2025 Results; Board Approves $250 Million Share Repurchase Authorization Increase and Increases Quarterly Dividend; Updates Fiscal Year 2025 Outlook
Second Quarter Fiscal 2025 Highlights
•GAAP Results include a $159 million pre-tax charge related to the Restructuring Plan announced on October 1, 2024
•GAAP Results as Compared to Second Quarter Fiscal 2024:
◦Net sales declined 8% to $1,601 million
◦Income from operations declined 94% to $19 million
◦Net income declined $251 million to a loss of $36 million
◦Diluted EPS declined $1.73 to a loss of $0.25
•Non-GAAP Results as Compared to Second Quarter Fiscal 2024:
◦Adjusted Income from Operations(1) declined 41% to $178 million
◦Adjusted Net Income(1) declined 55% to $95 million
◦Adjusted Diluted EPS(1) declined 54% to $0.66
◦Adjusted EBITDA(1) declined 25% to $282 million
•Paid $51.6 million in cash dividends to common shareholders
Updated Fiscal 2025 Outlook
•Net sales of $6.35 billion to $6.45 billion
•GAAP net income target of $330 million to $350 million, and Diluted EPS target of $2.30 to $2.45
•Adjusted EBITDA(1) of $1,170 million to $1,210 million
•Adjusted Net Income(1) target of $440 million to $460 million and Adjusted Diluted EPS(1) target of $3.05 to $3.20
EAGLE, ID (December 19, 2024) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its results for the second quarter of fiscal 2025 and updated its full year financial targets for fiscal 2025.
“Our financial results in the second quarter were below our expectations,” said Tom Werner, President and CEO. “Higher-than-expected manufacturing costs and softer volumes accounted for the shortfall, while price/mix and operating expenses were broadly in line with our targets for the quarter.”
“In terms of the broader operating environment, we expect challenging conditions to persist through the remainder of fiscal 2025 and into fiscal 2026, driven primarily by an accelerating rate of capacity additions and continued near-term softening of global frozen potato demand below historical rates, particularly outside North America, until demand trends improve and capacity expansion normalizes. As a result, we are reducing our fiscal 2025 financial targets.”
“The Company continues to take prudent steps to successfully adapt to this dynamic environment. In addition to the cost benefits we expect to realize from our Restructuring Plan, including our previously announced actions to permanently close or temporarily curtail production lines to better manage our factory utilization rates, we are actively evaluating additional cost-savings opportunities as we work to better align our operations with the current environment. This includes efforts to reduce manufacturing and supply chain costs and operating expenses to protect and improve profitability. We are executing with urgency and discipline to make lasting improvements to our operations as we weather what we believe are transitory challenges, and we remain focused on leveraging our solid fundamentals and balance sheet to deliver value to shareholders.”
Summary of Second Quarter FY 2025 Results
($ in millions, except per share)

	Q2 2025	Year-Over-Year Growth Rates	YTD FY 2025	Year-Over-Year Growth Rates
Net sales	$1,600.9	(8)%	$3,255.0	(4)%
Income from operations	$18.5	(94)%	$230.6	(63)%
Net income (loss)	$(36.1)	(117)%	$91.3	(80)%
Diluted EPS	$(0.25)	(117)%	$0.64	(79)%

Adjusted Income from Operations(1)	$178.3	(41)%	$365.5	(42)%
Adjusted Net Income(1)	$94.5	(55)%	$199.2	(56)%
Adjusted Diluted EPS(1)	$0.66	(54)%	$1.40	(55)%
Adjusted EBITDA(1)	$281.9	(25)%	$571.8	(28)%
Q2 2025 Commentary
Restructuring Plan
On October 1, 2024, the Company announced a restructuring plan (the “Restructuring Plan”), which is designed to drive operational and cost efficiencies and improve cash flows. The Restructuring Plan includes the permanent closure of a manufacturing facility, the temporary curtailment of certain production lines and schedules across the Company's manufacturing network in North America, and reductions in employee headcount, other operating expenses, and capital expenditures.
In connection with the Restructuring Plan, the Company expects to recognize total pre-tax charges of $190 million to $210 million. Any changes to estimates or timing will be reflected in the Company's results of operations in future periods. The Company expects actions in connection with the Restructuring Plan will be substantially complete by the end of the fourth quarter of fiscal 2025. The Company estimates that the Restructuring Plan will generate approximately $55 million in pre-tax cost savings and reduce working capital in fiscal 2025.
Net income (loss) for the thirteen and twenty-six weeks ended November 24, 2024 included:
•$159.1 million ($123.6 after-tax, or $0.86 per share) of pre-tax charges, of which $114.5 million were cash expenses and $44.6 million of non-cash expenses;
◦$75.5 million ($57.4 million after-tax, or $0.40 per share) was included in Cost of sales;
◦$74.6 million ($59.3 million after-tax, or $0.41 per share) was included in Restructuring expense; and
◦$9.0 million ($6.9 million after-tax, or $0.05 per share) was included in Equity method investment earnings.
Q2 Results of Operations
Net sales declined $131.2 million, to $1,600.9 million, down 8 percent versus the prior year quarter. Volume declined 6 percent, largely reflecting the impact of soft global restaurant traffic trends; customer share losses, net of gains; and the carryover effect of the Company's decision in the prior year to exit certain lower-priced and lower-margin business in Europe to strategically manage customer and product mix. Price/mix declined 2 percent, reflecting the impact of planned investments in price and trade support to attract and retain volume in North America, pricing actions in key international markets in response to a more competitive environment, and unfavorable channel and product mix. The decline in price/mix was partially offset by the benefit of inflation-driven pricing actions in EMEA.

Gross profit declined $197.8 million versus the prior year quarter to $277.8 million, and included $75.5 million of pre-tax charges ($57.4 million after-tax, or $0.40 per share) related to the Restructuring Plan, and $9.8 million ($7.3 million after-tax, or $0.05 per share) of unrealized gains related to mark-to-market adjustments associated with commodity hedging contracts. The prior year quarter included $4.6 million ($3.5 million after-tax, or $0.02 per share) of unrealized losses related to mark-to-market adjustments associated with commodity hedging contracts, and $1.8 million of benefit ($1.3 million after-tax, or $0.01 per share) associated with the sale of inventory stepped-up to fair value following the completion of the Company's acquisition of the remaining interest in Lamb-Weston/Meijer v.o.f. (“LW EMEA”), its former joint venture in Europe.
Adjusted Gross Profit(1) declined $134.9 million versus the prior year quarter to $343.5 million due to unfavorable price/mix, higher manufacturing costs per pound, and lower sales volumes. The higher manufacturing costs per pound largely reflected input cost inflation, which was primarily driven by higher raw potato costs; utilization-related production costs and inefficiencies; higher transportation and warehousing costs; and $15.8 million of higher depreciation expense largely associated with the Company's recent capacity expansions in China and the U.S. Manufacturing costs in the prior year quarter included a $64.6 million pre-tax charge for the write-off of excess raw potatoes.
Selling, general and administrative expenses (“SG&A”) increased $14.7 million versus the prior year quarter to $184.7 million, and included a gain of $3.3 million ($2.7 million after-tax, or $0.02 per share) related to blue chip swap transactions in Argentina(2), $9.6 million ($7.2 million after-tax, or $0.05 per share) of foreign currency exchange losses, $12.8 million ($9.5 million after-tax, or $0.07 per share) of unrealized losses related to mark-to-market adjustments associated with currency hedging contracts, and $0.4 million ($0.3 million after-tax, no per share impact) of expenses related to ongoing shareholder activism matters. The prior year quarter included a gain of $7.1 million ($5.3 million after-tax, or $0.04 per share) related to blue chip swap transactions in Argentina(2), $2.1 million ($1.6 million after-tax, or $0.01 per share) of foreign currency exchange gains, $3.0 million ($2.2 million after-tax, or $0.01 per share) of unrealized gains related to mark-to-market adjustments associated with currency hedging contracts, and $4.8 million of LW EMEA integration and acquisition-related expenses ($3.6 million after-tax, or $0.02 per share).
Adjusted SG&A(1) declined $12.2 million versus the prior year quarter to $165.2 million, despite including an incremental $6.5 million of non-cash amortization and expense related to the Company's new enterprise resource planning (“ERP”) system. Savings from expense reduction initiatives, including savings associated with the Restructuring Plan, lower performance-based compensation and benefits accruals, and lower net investments in information technology, more than offset inflation.
Income from operations declined $287.1 million versus the prior year quarter to $18.5 million and included the amounts listed above. Adjusted Income from Operations(1) declined $122.7 million versus the prior year quarter to $178.3 million, driven by lower net sales and Adjusted Gross Profit(1), partially offset by lower Adjusted SG&A(1).
Net income declined $251.1 million from the prior year quarter to a loss of $36.1 million. Net loss in the second quarter of fiscal 2025 included $130.6 million ($168.8 million before tax, or $0.91 per share) of gains resulting from blue chip swap transactions in Argentina(2), foreign currency exchange losses, unrealized mark-to-market derivative gains and losses, and items impacting comparability. Net income in the prior year quarter included a total net gain of $3.3 million ($4.6 million before tax, or $0.03 per share) for gains resulting from blue chip swap transactions in Argentina(2), foreign currency exchange gains, unrealized mark-to-market derivative gains and losses, and items impacting comparability.
Adjusted Net Income(1) declined $117.2 million versus the prior year quarter to $94.5 million, and Adjusted Diluted EPS(1) declined $0.79 from the prior year quarter to $0.66. The declines in Adjusted Net Income(1) and Adjusted Diluted EPS(1) largely reflect lower Adjusted Income from Operations(1) due to the factors described above; a higher effective tax rate, reflecting discrete tax items in the current and prior year quarters; and increased interest expense primarily due to higher total debt.
Adjusted EBITDA(1) declined $95.0 million from the prior year quarter to $281.9 million, primarily due to lower net sales and Adjusted Gross Profit(1). Adjusted EBITDA(1) in the prior year quarter included a $70.9 million pre-tax charge for the write-off of excess raw potatoes, of which $6.3 million was recorded in Equity Method Investment Earnings.
The Company’s effective tax rate(3) in the second quarter of 2025 was (59.0) percent, versus 23.5 percent in the second quarter of fiscal 2024. During the second quarter of 2025, the Company recorded a $38.2 million tax benefit related to gains resulting from blue chip swap transactions in Argentina(2), foreign currency exchange losses, unrealized mark-to-market derivative gains and losses, and other items impacting comparability, which included a $35.5 million tax benefit related to Restructuring Plan charges, and a $14.4 million discrete tax expense, primarily related to the establishment of a non-cash full valuation allowance against certain international deferred tax assets. Excluding the impact of the items above, the Company’s effective tax rate(3) in the second quarter of fiscal 2025 was 25.5 percent versus 23.5 percent in the second quarter of fiscal 2024, with the increase largely due to a higher proportion of earnings in the Company's International segment.
Q2 2025 Segment Highlights
North America Summary
Net sales for the North America segment, which includes all sales to customers in the U.S., Canada and Mexico, declined $95.0 million to $1,072.1 million, down 8 percent versus the prior year quarter. Volume declined 5 percent, largely reflecting the impact of declining restaurant traffic in the U.S. and customer share losses in away-from-home channels.
Price/mix declined 3 percent, due to planned investments in price and trade support across all sales channels to attract and retain volume, as well as unfavorable channel and product mix.
North America Segment Adjusted EBITDA declined $54.6 million to $266.7 million. Unfavorable price/mix, lower sales volumes, and higher manufacturing costs per pound largely drove the decline. North America Segment Adjusted EBITDA in the prior year quarter included a pre-tax charge of $63.3 million charge for the write-off of excess raw potatoes.
International Summary
Net sales for the International segment, which includes all sales to customers outside of North America, declined $36.2 million to $528.8 million, down 6 percent versus the prior year quarter. Volume declined 6 percent, largely reflecting declining or softening restaurant traffic in key international markets, the impact of customer share losses net of gains, and the carryover effect of the Company's decision in the prior year to exit certain lower-priced and lower-margin business in Europe to strategically manage customer and product mix. Price/mix was flat with the prior year quarter as pricing actions in key international markets, in response to a more competitive environment, were offset by the benefit of inflation-driven pricing actions in EMEA.
International Segment Adjusted EBITDA declined $52.8 million to $47.4 million. Higher manufacturing costs per pound and lower volume largely drove the decline. International Segment Adjusted EBITDA in the prior year quarter included a $7.6 million allocated charge for the write-off of excess raw potatoes.
Equity Method Investment Earnings
Equity method investment earnings from unconsolidated joint ventures were $2.1 million and $4.7 million for the second quarter of fiscal 2025 and 2024, respectively. The results in the current quarter include $9.0 million ($6.9 million after-tax, or $0.05 per share) of costs associated with the Restructuring Plan. Excluding this item, Adjusted Equity Method Investment Earnings(1) increased $6.4 million compared to the prior year quarter. Equity method investment earnings in the prior year quarter included a $6.3 million charge for the write-off of excess raw potatoes. The results for the current and prior year quarters reflect earnings associated with the Company's 50 percent interest in Lamb Weston/RDO Frozen, an unconsolidated potato processing joint venture in Minnesota.
Cash Flows, Capital Expenditures and Liquidity
Net cash provided by operating activities for the first half of fiscal 2025 was $429.3 million, down $25.9 million versus the prior year period, primarily due to lower earnings, which was partially offset by favorable changes in working capital.
Capital expenditures, net of proceeds from blue chip swap transactions, during the first half of fiscal 2025 were $486.4 million, down $73.0 million versus the prior year period, primarily reflecting higher investments to support strategic capacity expansion projects in China, the U.S., the Netherlands, and Argentina during the prior year period. The projects in China and the U.S. were completed during the second and fourth quarters of fiscal 2024, respectively. The project in the Netherlands was completed during the second quarter of fiscal 2025, while the project in Argentina is on track to be completed by mid-calendar 2025.

As of November 24, 2024, the Company had $79.0 million of cash and cash equivalents, with $1,211.9 million of available liquidity under its revolving credit facility.
Capital Returned to Shareholders
In the second quarter of fiscal 2025, the Company returned $51.6 million to shareholders through cash dividends. There were no repurchases of common stock under the Company's share repurchase program during the quarter. In the first half of fiscal 2025, the Company returned $103.3 million to shareholders through cash dividends and repurchased $82.0 million of its common stock, with an aggregate of 1,412,852 shares repurchased at an average price of $58.04 per share.
In December 2024, the Board of Directors approved an increase of $250 million in the Company's existing $500 million share repurchase authorization under the program to an aggregate total of $750 million. After giving effect to this increase, approximately $558 million remained authorized and available for repurchase under the share repurchase program.
In addition, the Board of Directors declared a quarterly dividend of $0.37 per share of Lamb Weston common stock, a $0.01 increase. The dividend is payable on February 28, 2025 to stockholders of record as of the close of business on January 31, 2025.
Updated Fiscal 2025 Outlook
The Company updated its financial targets for fiscal 2025 as follows:
•The Company reduced its annual net sales target range to $6.35 billion to $6.45 billion, from a previous range of $6.6 billion to $6.8 billion to primarily reflect the increased competitive environment on price/mix and volume in its International Segment, incremental volume pressure in North America, and its financial performance in the second quarter. Accordingly, the Company is targeting net sales of $3.1 billion to $3.2 billion in the second half of fiscal 2025, or growth of approximately 1 percent to 4 percent versus the prior year period, and expects the growth will be driven by higher volume.
•The Company reduced its target ranges for GAAP net income to $330 million to $350 million and Diluted EPS to $2.30 to $2.45, including a net loss from Restructuring Plan charges and other items impacting comparability of $107.9 million ($143.9 million before-tax, or $0.76 per share) during the first half of fiscal 2025. The Company previously targeted a GAAP net income range of $395 to $445 and a Diluted EPS range of $2.70 to $3.15.
•The Company reduced its Adjusted EBITDA(1) target range to $1,170 million to $1,210 million from a previous target of approximately $1,380 million, to primarily reflect its financial performance in the second quarter, the reduction in forecasted sales described above, and increased manufacturing costs.
•The Company reduced its Adjusted Net Income(1) target range to $440 million to $460 million, and Adjusted Diluted EPS(1) to $3.05 to $3.20, largely reflecting the Company's lower forecast for net sales and Adjusted Gross Profit(1), as well as a higher effective tax rate. The Company previously estimated Adjusted Net Income(1) of $600 million to $615 million and Adjusted Diluted EPS(1) of $4.15 to $4.35.
•The Company expects to be at the top of the range for its Adjusted SG&A(1) target range of $680 million to $690 million.
The Company's other financial targets are as follows:
•Depreciation and amortization expense of approximately $375 million;
•An effective tax rate(3) (full year) estimate of approximately 28 percent, excluding the impact of comparability items, which is an increase from the Company's previous estimate of approximately 25 percent; and
•Cash used for capital expenditures, excluding acquisitions, if any, of approximately $750 million.

End Notes
(1)Adjusted Gross Profit, Adjusted SG&A, Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS, Adjusted Equity Method Investment Earnings, and Adjusted EBITDA, are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures, including a discussion of guidance provided on a non-GAAP basis, and the associated reconciliations at the end of this press release for more information.
(2)The Company enters into blue chip swap transactions to transfer U.S. dollars into Argentina primarily related to funding the Company’s announced capacity expansion in Argentina. The blue chip swap rate can diverge significantly from Argentina's official exchange rate.
(3)The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.
Webcast and Conference Call Information
Lamb Weston will host a conference call to review its second quarter fiscal 2025 results at 8:00 a.m. EST on December 19, 2024. Participants in the U.S. and Canada may access the conference call by dialing 888-394-8218 and participants outside the U.S. and Canada should dial +1-323-994-2093. The conference ID is 5411916. The conference call also may be accessed live on the internet. Participants can register for the event at:
https://event.webcasts.com/starthere.jsp?ei=1699372&tp_key=bd61c9987b
A rebroadcast of the conference call will be available beginning on Friday, December 20, 2024, after 2:00 p.m. EST at https://investors.lambweston.com/events-and-presentations.
About Lamb Weston
Lamb Weston is a leading supplier of frozen potato products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.
Non-GAAP Financial Measures
To supplement the financial information included in this press release, the Company has presented Adjusted Gross Profit, Adjusted SG&A, Adjusted Restructuring Expense, Adjusted Income from Operations, Adjusted Income Tax Expense (Benefit), Adjusted Net Income, Adjusted Diluted EPS, Adjusted Equity Method Investment Earnings, and Adjusted EBITDA, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures presented in this press release should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are also presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as gross profit, SG&A, income from operations, restructuring expense, equity method investment earnings (loss), net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. For example, the non-GAAP financial measures presented in this press release may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way as the Company does.
Management uses these non-GAAP financial measures to assist in analyzing what management views as the Company's core operating performance for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful supplemental information because they (i) provide meaningful supplemental information regarding financial performance by excluding impacts of foreign currency exchange rates and unrealized derivative activities and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate the Company’s core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's financial results. In addition, the Company believes that the presentation of these non-GAAP financial measures, when considered together with the most directly comparable GAAP financial measures and the reconciliations to those GAAP financial measures, provides investors with additional tools to understand the factors and trends affecting the Company's underlying business than could be obtained absent these disclosures.

The Company has also provided guidance in this press release with respect to certain non-GAAP financial measures, including non-GAAP Adjusted Net Income, Adjusted Diluted EPS, Adjusted SG&A, and Adjusted EBITDA. The Company cannot predict certain items that are included in reported GAAP results, including items such as strategic developments, integration and acquisition costs and related fair value adjustments, impacts of unrealized mark-to-market derivative gains and losses, foreign currency exchange, and items impacting comparability. This list is not inclusive of all potential items, and the Company intends to update the list as appropriate as these items are evaluated on an ongoing basis. In addition, the items that cannot be predicted can be highly variable and could potentially have significant impacts on the Company’s GAAP measures. As such, prospective quantification of these items is not feasible without unreasonable efforts, and a reconciliation of forward-looking non-GAAP Adjusted Net Income, Adjusted Diluted EPS, Adjusted SG&A, and Adjusted EBITDA to GAAP net income, diluted earnings per share, or SG&A has not been provided.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “expect,” “will,” “believe,” “take,” “generate,” “continue,” “manage,” “improve,” “reduce,” “deliver,” “drive,” “remain,” “realize,” “evaluate,” “align,” “protect,” “execute,” “make,” “estimate,” “outlook,” “target,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding: the Company’s business and financial outlook and prospects; the Company’s plans and strategies and anticipated benefits therefrom, including with respect to the Restructuring Plan, expected completion and impacts of restructuring activities and cost-saving or efficiency initiatives, capital expenditures and investments, dividends, share repurchases, cash flows, conditions in the Company’s operating environment, industry and the global economy. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect these forward-looking statements and the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: consumer preferences, including restaurant traffic in North America and the Company's international markets, and an uncertain general economic environment, including inflationary pressures and recessionary concerns, any of which could adversely impact the Company’s business, financial condition or results of operations, including the demand and prices for its products; the availability and prices of raw materials and other commodities; operational challenges; the Company's ability to successfully implement the Restructuring Plan, including achieving the benefits of restructuring activities and cost-saving or efficiency initiatives and possible changes in the size and timing of related charges; difficulties, disruptions or delays in implementing new technology, such as the Company’s new ERP system; levels of labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which the Company operates; political and economic conditions of the countries in which the Company conducts business and other factors related to its international operations; disruptions in the global economy caused by conflicts such as the war in Ukraine and conflicts in the Middle East and the possible related heightening of the Company’s other known risks; the ultimate outcome of litigation or any product recalls or withdrawals; changes in the Company’s relationships with its growers or significant customers; impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; disruption of the Company’s access to export mechanisms; risks associated with integrating acquired businesses, including LW EMEA; risks associated with other possible acquisitions; the Company’s debt levels; actions of governments and regulatory factors affecting the Company’s businesses; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Lamb Weston Holdings, Inc.
Consolidated Statements of Earnings
(unaudited, in millions, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 24, 2024	November 26, 2023	November 24, 2024	November 26, 2023
Net sales	$1,600.9	$1,732.1	$3,255.0	$3,397.4
Cost of sales (1) (2)	1,323.1	1,256.5	2,621.2	2,422.3
Gross profit	277.8	475.6	633.8	975.1
Selling, general and administrative expenses (3)	184.7	170.0	328.6	346.2
Restructuring expense (1)	74.6	—	74.6	—
Income from operations	18.5	305.6	230.6	628.9
Interest expense, net	43.3	29.1	88.5	59.8
Income (loss) before income taxes and equity method earnings	(24.8)	276.5	142.1	569.1
Income tax expense	13.4	66.2	64.2	136.1
Equity method investment earnings (1)	2.1	4.7	13.4	16.8
Net income (loss) (1) (4)	$(36.1)	$215.0	$91.3	$449.8
Earnings (loss) per share:
Basic	$(0.25)	$1.48	$0.64	$3.10
Diluted	$(0.25)	$1.48	$0.64	$3.08
Dividends declared per common share	$0.36	$0.28	$0.72	$0.56
Weighted average common shares outstanding:
Basic	142.8	144.9	143.2	145.3
Diluted	143.2	145.5	143.7	146.0
_______________________________________________
(1)Net income (loss) for the thirteen and twenty-six weeks ended November 24, 2024 included the following related to the Restructuring Plan:
a.Total pre-tax charges totaling $159.1 million ($123.6 after-tax, or $0.86 per share), of which $114.5 million is cash and $44.6 million is non-cash;
b.Cost of sales included a $75.5 million ($57.4 million after-tax, or $0.40 per share) charge for contracted raw potatoes that will not be used due to production line curtailments, as well as other inventory write-offs;
c.Restructuring expense included a $74.6 million ($59.3 million after-tax, or $0.41 per share) charge related to accelerating depreciation of a manufacturing facility closed in connection with the Restructuring Plan and other asset retirements, and employee severance and benefits-related headcount reductions in connection with the Restructuring Plan, and;
d.Equity method investment earnings included $9.0 million ($6.9 million after-tax, or $0.05 per share) related to Restructuring Plan expenses for potato contract terminations and other inventory write-offs.
(2)Cost of sales for the thirteen and twenty-six weeks ended November 24, 2024 included $9.8 million ($7.3 million after-tax, or $0.05 per share) and $12.7 million ($9.4 million after-tax, or $0.06 per share) of unrealized gains related to mark-to-market adjustments associated with commodity hedging contracts, respectively.
The thirteen and twenty-six weeks ended November 26, 2023 included $4.6 million of unrealized losses ($3.5 million after-tax, $0.02 per share) and $27.1 million of unrealized gains ($20.2 million after-tax, or $0.14 per share) related to mark-to-market adjustments associated with commodity hedging contracts, respectively. Also included is a net benefit of $1.8 million ($1.3 million after-tax, or $0.01 per share) related to the step-up and sale of inventory following completion of the Company's acquisition of the remaining interest in LW EMEA (the “LW EMEA Acquisition”) for the thirteen weeks ended November 26, 2023; the twenty-six weeks ended November 26, 2023 included $20.7 million ($15.4 million after-tax, or $0.11 per share) of costs related to the step-up and sale of inventory following completion the LW EMEA Acquisition.
(3)Selling, general and administrative expenses (SG&A) included the following:
a.Blue chip swap transaction gains of $3.3 million ($2.7 million after-tax, or $0.02 per share) and $19.9 million ($19.3 million after-tax, $0.13 per share) for the thirteen and twenty-six weeks ended November 24, 2024, respectively. The prior year period included gains of $7.1 million ($5.3 million after-tax, or $0.04 per share) for the thirteen and twenty-six weeks ended November 26, 2023;
b.Unrealized losses related to mark-to-market adjustments associated with currency hedging contracts of $12.8 million ($9.5 million after-tax, or $0.07 per share) and $6.8 million ($5.1 million after-tax, or $0.04 per share) for the thirteen and twenty-six weeks ended November 24, 2024, respectively. The prior year period included $3.0 million of unrealized gains ($2.2 million after-tax, or $0.01 per share) and $1.4 million unrealized losses ($1.0 million after-tax, or $0.01 per share) for the thirteen and twenty-six weeks ended November 26, 2023, respectively;
c.Foreign currency exchange losses of $9.6 million ($7.2 million after-tax, or $0.05 per share) and $10.2 million ($7.6 million after-tax, or $0.05 per share) for the thirteen and twenty-six weeks ended November 24, 2024, respectively. The thirteen and twenty-six weeks ended November 26, 2023 included gains of $2.1 million ($1.6 million after-tax, or $0.01 per share) and losses of $5.3 million ($3.9 million after-tax, or $0.03 per share), respectively;
d.Advisory fees related to shareholder activism matters of $0.4 million ($0.3 million after-tax, no per share impact) for the thirteen and twenty-six weeks ended November 24, 2024; and
e.Integration and acquisition-related expenses of $4.8 million ($3.6 million after-tax, or $0.02 per share) and $8.8 million ($6.6 million after-tax, or $0.04 per share) for the thirteen and twenty-six weeks ended November 26, 2023, respectively.
(4)The twenty-six weeks ended November 24, 2024 include an approximately $39 million charge ($30 million after-tax, or $0.21 per share) related to a previously announced voluntary product withdrawal initiated in the fourth quarter of fiscal 2024. This includes an approximately $15 million impact ($11 million after-tax, or $0.08 per share) in net sales and an approximately $24 million charge ($18 million, or $0.13 per share) in cost of sales. The total charge was allocated to the reporting segments as follows: $21 million to North America and $18 million to International.

Lamb Weston Holdings, Inc.
Consolidated Balance Sheets
(unaudited, in millions, except share data)

	November 24, 2024	May 26, 2024
ASSETS
Current assets:
Cash and cash equivalents	$79.0	$71.4
Receivables, net of allowances of $0.9 million and $0.9 million	695.0	743.6
Inventories	1,327.2	1,138.6
Prepaid expenses and other current assets	89.7	136.4
Total current assets	2,190.9	2,090.0
Property, plant and equipment, net	3,609.6	3,582.8
Operating lease assets	119.7	133.0
Goodwill	1,028.3	1,059.9
Intangible assets, net	101.0	104.9
Other assets	402.6	396.4
Total assets	$7,452.1	$7,367.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$320.5	$326.3
Current portion of long-term debt and financing obligations	69.7	56.4
Accounts payable	846.0	833.8
Accrued liabilities	390.8	407.6
Total current liabilities	1,627.0	1,624.1
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	3,693.6	3,440.7
Deferred income taxes	247.3	256.2
Other noncurrent liabilities	251.4	258.2
Total long-term liabilities	4,192.3	3,955.1
Commitments and contingencies
Stockholders’ equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 151,309,961 and 150,735,397 shares issued	151.3	150.7
Treasury stock, at cost, 8,669,325 and 7,068,741 common shares	(634.4)	(540.9)
Additional distributed capital	(497.3)	(508.9)
Retained earnings	2,687.2	2,699.8
Accumulated other comprehensive loss	(74.0)	(12.9)
Total stockholders’ equity	1,632.8	1,787.8
Total liabilities and stockholders’ equity	$7,452.1	$7,367.0

Lamb Weston Holdings, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Twenty-Six Weeks Ended
	November 24, 2024	November 26, 2023
Cash flows from operating activities
Net income	$91.3	$449.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	211.0	140.7
Stock-settled, stock-based compensation expense	21.9	22.2
Equity method investment (earnings) loss, net of distributions	11.5	(11.3)
Deferred income taxes	1.4	5.8
Blue chip swap transaction gains	(19.9)	(7.1)
Other	15.6	5.7
Changes in operating assets and liabilities:
Receivables	39.0	(35.2)
Inventories	(198.2)	(216.0)
Income taxes payable/receivable, net	(25.1)	27.6
Prepaid expenses and other current assets	75.2	68.8
Accounts payable	216.8	96.1
Accrued liabilities	(11.2)	(91.9)
Net cash provided by operating activities	$429.3	$455.2
Cash flows from investing activities
Additions to property, plant and equipment	(474.6)	(507.6)
Additions to other long-term assets	(31.7)	(58.9)
Acquisition of business, net of cash acquired	—	(11.2)
Proceeds from blue chip swap transactions, net of purchases	19.9	7.1
Other	1.5	(0.2)
Net cash used for investing activities	$(484.9)	$(570.8)
Cash flows from financing activities
Proceeds from short-term borrowings	811.6	194.3
Repayments of short-term borrowings	(813.8)	(60.6)
Proceeds from issuance of debt	520.2	28.4
Repayments of debt and financing obligations	(245.4)	(27.7)
Dividends paid	(103.3)	(81.6)
Repurchase of common stock and common stock withheld to cover taxes	(92.8)	(164.3)
Other	(13.2)	(0.5)
Net cash provided by (used for) financing activities	$63.3	$(112.0)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	1.1
Net increase (decrease) in cash and cash equivalents	7.6	(226.5)
Cash and cash equivalents, beginning of period	71.4	304.8
Cash and cash equivalents, end of period	$79.0	$78.3

Lamb Weston Holdings, Inc.
Segment Information
(unaudited, in millions, except percentages)

	Thirteen Weeks Ended
	November 24, 2024	November 26, 2023	% Increase (Decrease)	Price/Mix	Volume
Segment net sales
North America	$1,072.1	$1,167.1	(8%)	(3%)	(5%)
International	528.8	565.0	(6%)	—%	(6%)
	$1,600.9	$1,732.1	(8%)	(2%)	(6%)

Segment Adjusted EBITDA (1)
North America	$266.7	$321.3	(17%)
International	47.4	100.2	(53%)

	Twenty-Six Weeks Ended
	November 24, 2024	November 26, 2023	% Increase (Decrease)	Price/Mix	Volume
Segment net sales
North America	$2,175.8	$2,302.5	(6%)	(1%)	(5%)
International	1,079.2	1,094.9	(1%)	1%	(2%)
	$3,255.0	$3,397.4	(4%)	—%	(4%)

Segment Adjusted EBITDA (1)(2)
North America	$542.8	$700.7	(23%)
International	97.9	189.8	(48%)
______________________________________________
(1)Segment Adjusted EBITDA includes equity method investment earnings and losses and excludes unallocated corporate costs including restructuring-related expenses, foreign currency exchange gains and losses, unrealized mark-to-market derivative gains and losses, and items discussed in footnotes (1) - (4) to the Consolidated Statements of Earnings.
(2)Includes an approximately $39 million pre-tax charge related to the voluntary product withdrawal. See footnote (4) to the Consolidated Statements of Earnings for more information.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions, except per share amounts)

Thirteen Weeks Ended November 24, 2024	Gross Profit	SG&A	Restructuring expense	Income From Operations	Interest Expense	Income Tax Expense (Benefit) (1)	Equity Method Investment Earnings	Net Income (Loss)	Diluted EPS
As reported	$277.8	$184.7	$74.6	$18.5	$43.3	$13.4	$2.1	$(36.1)	$(0.25)
Unrealized derivative gains and losses (2)	(9.8)	(12.8)	—	3.0	—	0.8	—	2.2	0.02
Foreign currency exchange losses (2)	—	(9.6)	—	9.6	—	2.4	—	7.2	0.05
Blue chip swap transaction gains (2)	—	3.3	—	(3.3)	—	(0.6)	—	(2.7)	(0.02)
Items impacting comparability (2):
Restructuring Plan expenses	75.5	—	(74.6)	150.1	—	35.5	9.0	123.6	0.86
Shareholder activism expense (4)	—	(0.4)	—	0.4	—	0.1	—	0.3	—
Total adjustments	65.7	(19.5)	(74.6)	159.8	—	38.2	9.0	130.6	0.91
Adjusted (3)	$343.5	$165.2	$—	$178.3	$43.3	$51.6	$11.1	$94.5	$0.66

Thirteen Weeks Ended November 26, 2023
As reported	$475.6	$170.0	$—	$305.6	$29.1	$66.2	$4.7	$215.0	$1.48
Unrealized derivative gains and losses (2)	4.6	3.0	—	1.6	—	0.3	—	1.3	0.01
Foreign currency exchange gains (2)	—	2.1	—	(2.1)	—	(0.5)	—	(1.6)	(0.01)
Blue chip swap transaction gains (2)	—	7.1	—	(7.1)	—	(1.8)	—	(5.3)	(0.04)
Items impacting comparability (2):
Inventory step-up from acquisition	(1.8)	—	—	(1.8)	—	(0.5)	—	(1.3)	(0.01)
Integration and acquisition-related items, net	—	(4.8)	—	4.8	—	1.2	—	3.6	0.02
Total adjustments	2.8	7.4	—	(4.6)	—	(1.3)	—	(3.3)	(0.03)
Adjusted (3)	$478.4	$177.4	$—	$301.0	$29.1	$64.9	$4.7	$211.7	$1.45

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions, except per share amounts)

Twenty-Six Weeks Ended November 24, 2024	Gross Profit	SG&A	Restructuring expense	Income From Operations	Interest Expense	Income Tax Expense (Benefit) (1)	Equity Method Investment Earnings	Net (Loss) Income	Diluted EPS
As reported	$633.8	$328.6	$74.6	$230.6	$88.5	$64.2	$13.4	$91.3	$0.64
Unrealized derivative gains and losses (2)	(12.7)	(6.8)	—	(5.9)	—	(1.6)	—	(4.3)	(0.02)
Foreign currency exchange losses (2)	—	(10.2)	—	10.2	—	2.6	—	7.6	0.05
Blue chip swap transaction gains (2)	—	19.9	—	(19.9)	—	(0.6)	—	(19.3)	(0.13)
Items impacting comparability (2):
Restructuring Plan expenses	75.5	—	(74.6)	150.1	—	35.5	9.0	123.6	0.86
Shareholder activism expense (4)	—	(0.4)	—	0.4	—	0.1	—	0.3	—
Total adjustments	62.8	2.5	(74.6)	134.9	—	36.0	9.0	107.9	0.76
Adjusted (3)	$696.6	$331.1	$—	$365.5	$88.5	$100.2	$22.4	$199.2	$1.40

Twenty-Six Weeks Ended November 26, 2023
As reported	$975.1	$346.2	$—	$628.9	$59.8	$136.1	$16.8	$449.8	$3.08
Unrealized derivative gains and losses (2)	(27.1)	(1.4)	—	(25.7)	—	(6.5)	—	(19.2)	(0.13)
Foreign currency exchange losses (2)	—	(5.3)	—	5.3	—	1.4	—	3.9	0.03
Blue chip swap transaction gains (2)	—	7.1	—	(7.1)	—	(1.8)	—	(5.3)	(0.04)
Items impacting comparability (2):
Inventory step-up from acquisition	20.7	—	—	20.7	—	5.3	—	15.4	0.11
Integration and acquisition-related items, net	—	(8.8)	—	8.8	—	2.2	—	6.6	0.04
Total adjustments	(6.4)	(8.4)	—	2.0	—	0.6	—	1.4	0.01
Adjusted (3)	$968.7	$337.8	$—	$630.9	$59.8	$136.7	$16.8	$451.2	$3.09
______________________________________________
(1)Items are tax effected at the marginal rate based on the applicable tax jurisdiction.
(2)See footnotes (1) - (4) to the Consolidated Statements of Earnings for a discussion of the adjustment items.
(3)See “Non-GAAP Financial Measures” in this press release for additional information.
(4)Represents advisory fees related to shareholder activism matters.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions)
To supplement the financial information included in this press release, the Company is presenting Adjusted EBITDA, which the Company defines as earnings, less interest expense, income tax expense, depreciation and amortization, foreign currency exchange and unrealized mark-to-market derivative gains and losses, and certain items impacting comparability identified in the table below. Adjusted EBITDA is a non-GAAP financial measure. The following table reconciles net (loss) income to Adjusted EBITDA for the identified periods.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 24, 2024	November 26, 2023	November 24, 2024	November 26, 2023
Net income (loss) (1)	$(36.1)	$215.0	$91.3	$449.8
Interest expense, net	43.3	29.1	88.5	59.8
Income tax expense	13.4	66.2	64.2	136.1
Income from operations including equity method investment earnings (2)	20.6	310.3	244.0	645.7
Depreciation and amortization (3)	92.5	71.2	183.9	142.0
Unrealized derivative losses (gains) (1)	3.0	1.6	(5.9)	(25.7)
Foreign currency exchange losses (gains) (1)	9.6	(2.1)	10.2	5.3
Blue chip swap transaction gains (1)	(3.3)	(7.1)	(19.9)	(7.1)
Items impacting comparability (1):
Restructuring Plan expenses (4)	159.1	—	159.1	—
Shareholder activism expense (5)	0.4	—	0.4	—
Inventory step-up from acquisition	—	(1.8)	—	20.7
Integration and acquisition-related items, net	—	4.8	—	8.8
Adjusted EBITDA (6)	$281.9	$376.9	$571.8	$789.7

Segment Adjusted EBITDA
North America	$266.7	$321.3	$542.8	$700.7
International	47.4	100.2	97.9	189.8
Unallocated corporate costs (7)	(32.2)	(44.6)	(68.9)	(100.8)
Adjusted EBITDA	$281.9	$376.9	$571.8	$789.7
_______________________________________________
(1)See footnotes (1) - (4) to the Consolidated Statements of Earnings for more information.
(2)Lamb Weston holds a 50 percent equity interest in a U.S. potato processing joint venture, Lamb-Weston/RDO Frozen (“Lamb Weston RDO”). Lamb Weston accounts for its investment in Lamb Weston RDO under the equity method of accounting. See Note 12, Joint Venture Investments, of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 26, 2024, filed with the Securities and Exchange Commission (“SEC”) on July 24, 2024, for more information.
(3)Depreciation and amortization included interest expense, income tax expense, and depreciation and amortization from equity method investments of $2.0 million and $2.1 million for the thirteen weeks ended November 24, 2024 and November 26, 2023, respectively; and $4.1 million and $4.3 million for the twenty-six weeks ended November 24, 2024 and November 26, 2023, respectively. Depreciation expense does not include $28.9 million of accelerated depreciation related to the closure of the Company's manufacturing facility in Connell, Washington.
(4)On October 1, 2024, the Company announced the Restructuring Plan. For more information about the Restructuring Plan, see Note 4, Restructuring Plan, of the Condensed Notes to Consolidated Financial Statements in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended November 24, 2024, to be filed with the SEC.
(5)Represents advisory fees related to shareholder activism matters.
(6)See “Non-GAAP Financial Measures” in this press release for additional information.
(7)The Company’s two segments include corporate support staff and services that are directly allocable to those segments. Unallocated corporate costs include costs related to corporate support staff and support service, which includes, but are not limited to, the Company's administrative, information technology, human resources, finance, and accounting functions that are not specifically allocated to the segments. In the table, Unallocated corporate costs exclude unrealized derivative gains and losses, foreign currency exchange gains and losses, blue chip swap transaction gains, and items impacting comparability. These items are added back to reconcile Net income (loss) to Adjusted EBITDA.